Exhibit 10.3

Maguire Properties, Inc.
555 West Fifth Street, Suite 5000
Los Angeles, California 90013-1010

June 30, 2006

Mr. Mark Lammas
5100 Bellaire
Valley Village, CA 91607

Re: Amended and Restated Employment Terms

Dear Mark:

Maguire Properties, Inc. (the “REIT”) and Maguire Properties, L.P. (the “Operating Partnership” and together with the REIT, the “Company”) are pleased to offer you the position of Executive Vice President, Development of the REIT and the Operating Partnership on the terms set forth below, effective as of June 30, 2006 (the “Effective Date”). Effective as of the Effective Date, this letter shall amend and restate in its entirety that certain employment letter, dated November 7, 2002, and amended as of November 1, 2003, between you and the Company (the “Original Letter”).

1. Position, Duties and Responsibilities. As of the Effective Date, you will be employed as Executive Vice President, Development of the REIT and the Operating Partnership. In the capacity of Executive Vice President, Development, you will have such duties and responsibilities as are normally associated with such positions. Your duties may be changed from time to time by the Company, consistent with your positions. You will report directly at all times to Robert F. Maguire III and will work at our principal offices located in downtown Los Angeles (or such other location in the Los Angeles area as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this letter, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this letter. During your employment with the Company, you will be a member of the Executive Management Committee of the Company, which will consist of the approximately 5 or 6 most senior executives in the Company. The Executive Management Committee will, as a group, consider, determine and direct all major policies, strategies and initiatives of the Company and its affiliates.

2. Base Compensation. During your employment with the Company, the Company will pay you a base salary of $375,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

3. Annual Bonus. In addition to the base salary set forth above, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated executives of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target annual bonus will be 100% of your annual base salary for such year.

4. Acknowledgement of Restricted Stock Awards and Additional Cash Payment.

  (a) Initial Restricted Stock. You and the Company hereby acknowledge that pursuant to the terms of the Original Letter, as of the date of the closing of the initial public offering of shares of the REIT’s common stock (the “IPO Date”), the REIT granted you a number of shares of the REIT’s common stock (the “Initial Restricted Stock”) equal to the quotient obtained by dividing (x) $250,000 by (y) the initial public offering price of a share of the REIT’s common stock. The Initial Restricted Stock was granted to you under the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. (the “Incentive Plan”) at a per share purchase price of $0.01 per share and was vested in full as of the IPO Date. The terms and conditions of the Initial Restricted Stock are set forth in a Restricted Stock Agreement, dated June 27, 2003, between you and the REIT.

(b) Subsequent Restricted Stock. You and the Company further acknowledge that pursuant to the terms of the Original Letter, upon the earlier to occur of (i) the date on which the REIT made its annual grants to similarly situated executives under the Incentive Plan for the year following the year of the IPO Date or (ii) the first anniversary of the IPO Date, the REIT granted you a number of shares of the REIT’s common stock (the “Subsequent Restricted Stock”) equal to the quotient obtained by dividing (x) $2,000,000 by (y) the fair market value (as determined under the Incentive Plan) of a share of the REIT’s common stock on the date of grant. The Subsequent Restricted Stock was granted to you under the Incentive Plan at a per share purchase price of $0.01 per share. Twenty percent (20%) of the Subsequent Restricted Stock vested on the date of grant and, subject to your continued employment with the Company (except as provided below), an additional twenty percent (20%) of the shares of the Subsequent Restricted Stock vested or will vest, as applicable, on each of the first, second, third and fourth anniversaries of the date of grant. Notwithstanding anything to the contrary contained herein, in the event of a termination of your employment by the Company without cause (as defined below), all of the shares of the Subsequent Restricted Stock shall, upon such termination, vest in full, without regard to the vesting schedule based on continued employment described herein; provided, that in no event shall such vesting upon a termination without cause result in greater than 100% of the Subsequent Restricted Stock becoming vested. The terms and conditions of the Subsequent Restricted Stock are set forth in a Restricted Stock Agreement, dated June 27, 2004, between you and the REIT.

(c) Additional Cash Payment. You and the Company further acknowledge that following the IPO Date, the Company paid you a lump-sum cash payment of $250,000, subject to payroll deductions and all required withholdings.

5. Restricted Stock Award. Subject to approval by the Compensation Committee of the Board, the REIT shall, as of the Effective Date, grant you a number of shares of the REIT's common stock (the “Restricted Stock”) equal to the quotient obtained by dividing (x) $2,000,000 by (y) the closing trading price of a share of the REIT’s common stock on the New York Stock Exchange on the Effective Date. The Restricted Stock will be granted to you under the Incentive Plan at a per share purchase price of $0.01 per share. The Restricted Stock will vest as follows: subject to your continued employment with the Company (except as provided below), fifty percent (50%) of the shares of the Restricted Stock will vest on the third anniversary of the Effective Date, and the remaining fifty percent (50%) of the shares of the Restricted Stock will vest on the fourth anniversary of the Effective Date. Notwithstanding anything to the contrary contained herein, in the event of a termination of your employment by the Company without cause (as defined below), all of the shares of the Restricted Stock shall, upon such termination, vest in full, without regard to the vesting schedule based on continued employment described herein, provided, that in no event shall such vesting upon a termination without cause result in greater than 100% of the Restricted Stock becoming vested. Consistent with the foregoing, the terms and conditions of the Restricted Stock will be set forth in a restricted stock agreement to be entered into by you and the REIT which will evidence the grant of the Restricted Stock.

6. Benefits and Vacation. You will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof. You will also be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company.

7. Compensation Gross-Up. The amount of compensation payable to you pursuant to Sections 2, 3, 4 and 5 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of your shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof.

8. Confidential and Proprietary Information. As a condition of your employment with the Company, you agree that during the term of such employment and any time thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, Maguire Services, Inc., a Maryland corporation, their respective subsidiaries or affiliates (collectively, the “Maguire Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Maguire Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Maguire Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Maguire Group is involved or contemplating.

9. Non-Solicitation. You further agree that during the term of such employment and for one year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Maguire Group to terminate their employment, agency, or other relationship with the Maguire Group or such member or to render services for or transfer their business from the Maguire Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

10. At-Will Employment. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving 30 days prior written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

11. Non-Cause Termination.

(a) Severance Payment. Should the Company terminate your employment without cause (as defined below), then, in addition to any other amounts payable to you through the date of termination of your employment, the Company will pay you a lump-sum cash severance payment equal to the sum of (x) 100% of your then current annual base salary, plus (y) 100% of your maximum annual bonus (assuming that you had remained employed) for the year in which the termination of employment occurs; provided, however, that such severance payment shall be paid to you in no event later than the later of (a) the 15th day of the third month following your taxable year which includes the date of such termination of your employment, and (b) the 15th day of the third month following the Company’s taxable year which includes the date of such termination of your employment; provided, further, that in no event shall you or your estate or beneficiaries be entitled to any such payments hereunder upon any termination of your employment by reason of your total and permanent disability or your death. Your right to receive the severance payments set forth herein is conditioned on and subject to your execution and non-revocation of a general release of claims against the Maguire Group, in a form reasonably acceptable to the Company. For purposes of this letter, “cause” shall mean

(i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties;

(ii) your willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or its subsidiaries or affiliates;

(iii) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

(iv) a willful breach by you of your fiduciary duty to the Company which results in economic or other injury to the Company or its subsidiaries or affiliates; or

(v) your willful and material breach of your covenants set forth in Section 8 or 9 above.

For purposes of this provision, no act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

(b) Six Month Delay; Separation from Service. Notwithstanding anything to the contrary in this letter, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 11, shall be paid to you during the 6-month period following your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) if the Company determines that paying such amounts at the time or times indicated in this letter would cause you to incur additional taxes under Section 409A of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such 6-month period, the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period.

12. Company Rules and Regulations. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated.

13. Payment of Financial Obligations. The payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this letter will be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the REIT, the Operating Partnership, and Maguire Services, Inc., as in effect from time to time.

14. Code Section 409A. The compensation and benefits payable under this letter are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, notwithstanding any provision of this letter to the contrary, if at any time the Company determines that any such compensation or benefits payable under this letter may be subject to Section 409A of the Code, this letter shall be deemed to incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations promulgated thereunder. To the extent applicable, this letter shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company determines that any compensation or benefits payable under this letter may be subject to Section 409A of the Code and related

Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this letter from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

15. Withholding. The Company may withhold from any amounts payable under this letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16. Entire Agreement. As of the Effective Date, this letter and the employment terms set forth herein comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Maguire Group or any entity (a “Predecessor Employer”), or representative thereof, whose business or assets any member of the Maguire Group succeeded to in connection with the initial public offering of the REIT’s common stock or the transactions related thereto. You agree that any such agreement, offer or promise between you and any member of the Maguire Group or a Predecessor Employer (or any representative thereof) is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise. In the event that the Effective Date does not occur, this letter (including, without limitation, the immediately preceding sentence) will have no force or effect.

17. Proof of Right to Work. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to the Company. Please retain one fully-executed original for your files.

Sincerely,

Maguire Properties, Inc.,
a Maryland corporation

By: /s/ Robert F. Maguire III
Name: Robert F. Maguire III
Title: Chairman and Chief Executive Officer

Maguire Properties, L.P.,
a Maryland limited partnership

By: Maguire Properties, Inc.
Its: General Partner

By: /s/ Robert F. Maguire III
Name:
Title:

Accepted and Agreed,
this 30th day of June, 2006.

By: Mark Lammas
Mark Lammas